SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C. 20549



                              FORM 8-K



                           CURRENT REPORT



               Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  December 4, 1997




                  JMB MORTGAGE PARTNERS, LTD. - III
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       (Exact name of registrant as specified in its charter)




     Illinois                  0-16253               36-3346551
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(State or other)             (Commission        (IRS Employer
 Jurisdiction of            File Number)         Identification No.)
 Organization



        900 N. Michigan Avenue, Chicago, Illinois  60611-1575
        -----------------------------------------------------
               (Address of principal executive office)




 Registrant's telephone number, including area code:  (312) 915-1987
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                         NORTH RIVERS MARKET

                  North Charleston, South Carolina
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.  JMB Mortgage Partners,
Ltd. - III (the "Partnership") together with its affiliated lender, JMB Mortgage Partners, Ltd. - IV (collectively, the "Lenders"), had acquired title to the North Rivers Market shopping center (the "Property"), located in North Charleston, South Carolina, pursuant to a foreclosure action in May, 1993 and contributed such property to North Rivers Market Associates, an Illinois general partnership ("North Rivers"). The Property is an approximately 310,000 square-foot shopping center, of which the Lenders acquired approximately 205,000 square feet. Adjacent to the Property are two stores comprising approximately 105,000 square feet which are independently owned by two separate store operators, one of which leases its space to two tenants. On December 30, 1997, North Rivers sold the land and related improvements of the Property pursuant to a purchase agreement reached on December 4, 1997 between North Rivers and the purchaser, KRC Acquisition Corp., a Delaware corporation and subsequently assigned to Kimco North Rivers 692, Inc., a South Carolina corporation, on December 17, 1997. Neither the purchaser nor the assignee is affiliated with the Partnership or its General Partners and the sale price was determined by arm's-length negotiations.

     The purchase price of the property was $14,708,742 (as amended) and was received in cash at closing by North Rivers, net of estimated selling costs of approximately $500,000 and operating prorations of approximately $270,000 (subject to reprorations). The Property was approximately 90% occupied at the date of sale. The sale resulted in a gain of approximately $4,600,000 to North Rivers for financial reporting purposes, due in part to a value impairment provision of $2,300,000 recorded by North Rivers in 1995. Also, the Property was classified as held for sale or disposition as of December 31, 1996 and therefore has not been subject to continued depreciation as of that date for financial reporting purposes. In addition, North Rivers expects to recognize a gain on sale of approximately $2,200,000 for Federal income tax reporting purposes in 1997.

     In connection with the sale of this property, as is customary in such transactions, North Rivers agreed to certain representations and warranties, with a stipulated survival period which expires in late September, 1998. Although it is not expected, North Rivers may ultimately have some liability under such representations and warranties which, in no event, is to exceed $500,000 (of which the Partnership's share would be approximately $332,500). It is expected that the Partnership will make its final distributions and wind up its affairs during 1998 after the expiration of the survival period, barring unforeseen circumstances.

     The terms of the North Rivers venture agreement provide generally that all profits and losses and cash flow and sales proceeds are allocated, or distributable as the case may be, approximately 66.5% to the Partnership and 33.5% to JMB Mortgage Partners, Ltd. - IV.

     The Partnership Agreement provides that the General Partners are entitled to receive 3% of all sale and repayment proceeds ("Proceeds") and a portion of the remaining 97% of all Proceeds. However, upon completion of the liquidation of the Partnership and final distribution of all Partnership funds, all previous distributions of Proceeds to the General Partners are to be recontributed to the Partnership to the extent that the Limited Partners have not received Proceeds equal to their initial capital investment. Since the Limited Partners will not receive Proceeds equal to their initial capital investment, the General Partners will not share in any distributions of Proceeds from this or any previous property sales.


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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a)   Financial Statements.  Not applicable.

     (b)   Pro Forma Financial Information - Narrative.

     As a result of the sale of the Property, beyond the date of sale, there will be no further rental and other income, property and other operating expenses and venture partner's share of venture's operations recorded for the Property in the consolidated financial statements of the Partnership, which for the Partnership's most recent fiscal year (the year ended December 31, 1996) were approximately $1,833,000, $652,000 and $322,000, respectively. Rental and other income, property and other operating expenses and venture partner's share of venture's operations for the Property were approximately $1,379,000, $418,000 and $322,000, respectively, for the nine months ended September 30, 1997. Also, as a result of the sale of the Property, there are no further assets and liabilities related to the Property, which at September 30, 1997 consisted of land and building and improvements held for sale or disposition of approximately $9,500,000; cash and other current assets of approximately $1,203,000; deferred costs of approximately $44,000; current liabilities of approximately $191,000; tenant security deposits of approximately $16,000 and venture partner's subordinated equity in venture of approximately $3,532,000. The remaining operations of the Partnership will consist primarily of the Partnership's collection of any remaining tenant receivables and interest income on invested sale proceeds and other cash equivalents, the payment of property operating and administrative expenses, cash distributions to the Partners until the expiration of the aforementioned representations and warranties in connection with the sale of the Property and the expected termination of the Partnership in 1998.

     (c)   Exhibits
           99.1 Real Property Purchase Agreement between North Rivers Market Associates and KRC Acquisition Corp., dated December 4, 1997.

           99.2 Assignment of Real Property Purchase Agreement from KRC Acquisition Corp. to Kimco North Rivers 692, Inc., dated December 17, 1997.

           99.3  Letter Agreement between North Rivers Market
Associates and Kimco North Rivers 692, Inc., dated December 29, 1997.



























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                             SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            JMB MORTGAGE PARTNERS, LTD. - III

                            BY:   JMB Realty Corporation
                                  Corporate General Partner


                                  By:   GAILEN J. HULL
                                        Gailen J. Hull
                                        Senior Vice President and
                                        Principal Accounting Officer


DATE:  January 12, 1998















































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